Exhibit 99.1

For Information Contact:

Brett Maas

Hayden IR (646) 536-7331

brett@haydenir.com

Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 10/22/09

Iteris, Inc. Reports Second Quarter Revenue of $14.9 Million

— Operating Income of $1.1 Million Represents a Significant Increase Sequentially Compared to the First Fiscal Quarter of 2010 —

SANTA ANA, Calif. — October 22, 2009 - Iteris, Inc. (NYSE Amex: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its fiscal second quarter ended September 30, 2009.

For the quarter ended September 30, 2009, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $14.9 million which represents a sequential increase of 1.6 percent compared to $14.6 million reported in the preceding quarter. The sequential increase was primarily a result of a 20.5 percent increase in Roadway Sensors net sales to $7.1 million and a 30.5 percent increase in Vehicle Sensors net sales to $1.4 million. This sequential growth was partially offset by Transportation Systems contract revenues which decreased 16.9 percent to $6.4 million compared to the preceding quarter. The current quarter net sales and contract revenues of $14.9 million represents a 22.0 percent decrease when compared to net sales and contract revenues of $19.1 million reported in the same quarter of the prior fiscal year.

Gross margins increased to 44.2 percent in the current fiscal quarter compared sequentially to 38.1 percent reported in the preceding quarter and compared to 41.3 percent reported in the same quarter of the prior fiscal year. The sequential increase in gross margins was primarily a result of a higher mix of Roadway and Vehicle Sensors net sales as a percent of total net sales and contract revenues.  Roadway and Vehicle Sensors net sales historically produce higher margins than Transportation Systems contract revenues. Additionally, the sequential increase and year-over-year improvement in gross margins benefited from current period Transportation Systems gross margins of 39.4 percent compared to 32.4 percent in the preceding quarter and 33.6 percent in the same quarter of the prior fiscal year primarily due to a lower amount of sub-consultant revenue and a higher concentration of internal direct labor.

Operating expenses were $5.5 million for the quarter, representing a sequential increase of 3.6 percent from $5.3 million in the preceding quarter and a decrease of 6.2 percent from $5.8 million reported in the same quarter of the prior fiscal year. The sequential increase in operating expenses was a result of increased sales and marketing activities while the decrease in operating expenses year-over-year was primarily related to reductions in certain general and administrative expenses as well as reductions in research and development expenses due to a higher degree of efficiency and a further refinement of our engineering skill set.

The Company reported operating income of $1.1 million for the quarter ended September 30, 2009 compared sequentially to operating income of $321,000 in the preceding quarter and compared to operating income of $2.1 million in the same quarter of the prior fiscal year. Reported net income was $543,000 or $0.02 per fully diluted share for the quarter ended September 30, 2009, compared sequentially to net income of $144,000 or $0.00 per fully diluted share and compared to net income of $1.1 million or $0.03 per fully diluted share in the same quarter of the prior fiscal year.

For the six months ended September 30, 2009, net sales and contract revenues were $29.5 million, representing a decrease of 19.2 percent compared to net sales and contract revenues of $36.5 million in the same period of the prior fiscal year. Operating income for the six months ended September 30, 2009 was $1.4 million compared to $3.4 million in the same period of the prior fiscal year. The Company reported net income of $687,000, or $0.02 per share, for the six months ended September 30, 2009 compared to net income of $1.7 million, or $0.05 per share, for the same period in the prior fiscal year.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “I am encouraged by the sequential increase of sales in our sensor products and the increase of our overall profitability. Operational excellence, market acceptance of new products as well as margin improvement contributed to the increase in profitability.”

“Iteris is a recognized leader in traffic management and we plan to expand our leadership position through aggressive innovation and an ongoing commitment to research and development and sales and marketing,” Mr. Mohaddes continued. “I believe our financial strength and expanded cash position will allow us to execute our strategic plan and give us the ability to invest in R&D and other initiatives that we believe are necessary to position us for accelerated growth and market share expansion.”

As of September 30, 2009, the Company had no borrowings against its line of credit, and approximately $9.2 million in cash on hand.

Operational and Other Highlights

•                  Began shipping the VantageView central software. VantageView is an integrated software platform that enables a traffic manager to manage and “see” Iteris’ Vantage video detection assets remotely over a network connection. Web-based VantageView provides the user with a street map display of the road network, enabling the user to simply and intuitively click on locations and the devices the user needs to view. VantageView provides the capability to optimize the performance of a network of Iteris’ video detection systems, which we believe will reduce our customer’s operational costs, and provides the ability to see in real-time what is happening at an intersection.

•                  Net inventory levels declined by $1.5 million from the June 2009 quarter to $3.7 million at September 30, 2009, the lowest level since June 2006.

•                  Delivered several Forward Collision Warning samples to North American Heavy Truck market customers and began development of next generation Lane Departure Warning hardware.

•                  Approximately $8.4 million in new Transportation Systems consulting contracts were signed during the quarter ended September 30, 2009. Transportation Systems consulting backlog at the end of the second fiscal quarter was $30.9 million, slightly up from $29.5 million reported at the end of the prior fiscal quarter.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the second quarter ended September 30, 2009 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com. The webcast will be recorded and available for replay until Thursday, November 5, 2009.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America, Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance, operating results, financial condition and prospects, the demand for and the market acceptance of our products, technologies, and services, the Company’s expansion and operating strategies, and our competitive position. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local budgetary issues, as well as constraints and funding delays; the timing and amount of stimulus or other funds allocated to overall infrastructure projects and the transportation industry and our ability to access or qualify for such funding; the potential unforeseen impact of price competition, product offerings from competitors and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies or products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; our customers’ production schedules, agendas, and plans for the deployment of our LDW system as a standard safety feature or as an option; our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our active safety and other technologies; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the housing and commercial real estate development markets and in the technology sector, the heavy truck and passenger car markets, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2009	March 31, 2009
	(unaudited)
ASSETS:
Cash	$9,185	$6,372
Trade accounts receivable, net	10,554	12,448
Costs and estimated earnings in excess of billings on uncompleted contracts	3,926	4,217
Inventory	3,702	5,681
Prepaid expenses	401	272
Deferred tax assets	15,295	15,746
Property and equipment, net	2,864	3,244
Goodwill	27,791	27,774
Intangible and other assets, net	724	312
Total assets	$74,442	$76,066

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$10,306	$12,298
Revolving line of credit	—	—
Unrecognized tax benefits	1,117	1,117
Term debt	6,708	6,543
Convertible debentures, net	—	750
Total liabilities	18,131	20,708
Total stockholders’ equity	56,311	55,358
Total liabilities and stockholders’ equity	$74,442	$76,066

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2009	2008	2009	2008
Net sales and contract revenues:
Net sales	$8,462	$11,078	$15,395	$21,604
Contract revenues	6,403	7,988	14,104	14,904
Total net sales and contract revenues	14,865	19,066	29,499	36,508
Costs of net sales and contract revenues:
Cost of net sales	4,412	5,886	8,255	11,153
Cost of contract revenues	3,883	5,305	9,092	9,728
Gross profit	6,570	7,875	12,152	15,627
Operating expenses:
Selling, general and administrative	4,527	4,653	8,780	9,808
Research and development	884	1,122	1,848	2,332
Amortization of intangible assets	42	36	86	73
Total operating expenses	5,453	5,811	10,714	12,213
Operating income	1,117	2,064	1,438	3,414
Non-operating income (expense):
Other income (expense), net	(2)	22	17	27
Interest expense, net	(71)	(198)	(157)	(396)

Income before income taxes	1,044	1,888	1,298	3,045
Income tax provision	(501)	(821)	(611)	(1,312)
Net income	$543	$1,067	$687	$1,733

Earnings per share:
Basic	$0.02	$0.03	$0.02	$0.05
Diluted	$0.02	$0.03	$0.02	$0.05

Weighted average shares outstanding:
Basic	34,254	33,948	34,223	33,783
Diluted	34,435	34,959	34,411	34,949